EXHIBIT 21




                           SUBSIDIARIES OF REGISTRANT



     The following is a listing of Subsidiaries of the Corporation, their jurisdictions of incorporation, and the name under which they do business. Each is wholly owned. Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 1996.



                                                       Jurisdiction of
                Name of Subsidiary                      Incorporation
                ------------------                      -------------

             Christiana, Inc.                             Delaware
             Hershey Canada Inc.                          Canada
             Hershey Holding Corporation                  Delaware
             Homestead, Inc.                              Delaware
             Huhtamaki, Inc.                              Delaware
             Leaf, Inc.                                   Delaware